Exhibit 10.2

August 5, 2021

Lionel Selwood, Jr.

Delivered by e-mail

Dear Lionel:

This letter agreement (this “Agreement”) confirms the understanding you and Romeo Power, Inc. (“Romeo” or the “Company”) have reached concerning you transitioning from a full-time employee and officer of the Company to a part-time consultant with such consultancy to end no later than one hundred eighty (180) days after the Employment Termination Date (as defined below).

1.            Cessation of Employment. You agree that you and Romeo mutually agreed that your employment with the Company or any of its affiliates will terminate on August 16, 2021 (“Employment Termination Date”). Despite such mutual agreement, Romeo will compensate you for the standard 90-day notice provision contained in Section 3 of your employment agreement with the Company, which was effective as of September 17, 2020 (the “Employment Agreement”) in the amount of $125,000.

(A)	Execution and Effectiveness. For this Agreement to become effective, you must deliver a signed copy of this Agreement to Kerry Shiba, the Company’s Chief Financial Officer (the “CFO”), by no later than 5:30 Pacific Time on Thursday, August 5, 2021. You may deliver the signed copy to the CFO by overnight delivery or by e-mail. This Agreement shall become effective as of the date you deliver a signed copy to the CFO.

(B)	Termination as Employee, Officer, Member of the Board, and all Other Positions of Directors. By signing this Agreement, you acknowledge and agree that you will cease to be, and resign as, an officer, director, or any other positions that you may hold with the Company and its affiliates as of the Employment Termination Date. Notwithstanding the foregoing, you agree to promptly sign and deliver any documentation necessary or requested by the Company to evidence or effectuate such resignations.

(C)	Employee Benefits. Your participation in all employee benefit plans, arrangements, perquisites or payments made by the Company on your behalf generally will cease shortly after your Employment Termination Date, after which you may be able to continue coverage under group health plans to the extent permitted under the federal Consolidated Omnibus Budget Reconciliation Act of 1986 and similar state laws (COBRA); provided, however, as noted below, if you sign this Agreement and timely elect COBRA coverage, you will receive Company-paid or Company-reimbursed COBRA coverage pursuant to Section 2(A)(ii) below. Your rights and participation in all Company employee benefit plans subject to ERISA, as a former employee, shall be governed by their terms, set forth in the applicable plan documents. You waive future coverage and benefits under all Company disability programs.

(D)	No Additional Claim for Compensation or Benefits. Except as specified in this Section 1 and Section 2 below, you acknowledge and agree that you have received all compensation, including but not limited to base salary, severance, salary continuation, change in control benefits, paid time off and incentive compensation, and employee benefits due to you for services rendered before and as of the Employment Termination Date. You agree to submit by Friday, August 30, 2021 a request for reimbursement of all appropriate and documented business expenses incurred up to and including your Employment Termination Date pursuant to applicable Company policies and practices, and you represent that you will have no unsubmitted business expenses and, except as expressly provided in this Agreement, you will have no further claim for salary or other form of compensation, nor for any employment benefits, with respect to the period of your employment with the Company or any of its affiliates (or with respect to any other entity, to the extent such a claim ultimately could result in liability to the Company or any of its affiliates) on, before, or after the Employment Termination Date (other than with respect to any stock options you do now hold, which will continue to vest and remain exercisable during your consultancy pursuant to Section 3, below; provided, however, that in no event will the exercisability of any option extend beyond its original maximum expiration date), and you agree that any stock options or other equity awards that remain unvested as of the Expiration Date, as defined in subsection 3(J) below, will terminate without compensation therefor. In addition, the period during which you may exercise any options that are vested as of the Expiration Date will be extended until the later of: (1) the nine (9) month anniversary of the Expiration Date, and (2) February 16, 2023; provided, however, that in no event will the exercisability of any option be extended beyond its original maximum expiration date and all options then outstanding shall immediately be cancelled without compensation therefor if “Cause” exists at any time as defined in your Employment Agreement, as though you remained employed with the Company until all options are either exercised or terminated.

2.            Separation Benefits; Release of Claims.

(A)	Separation Benefits. In connection with your termination of employment, the Company shall provide you with the following separation benefits (collectively, the “Post-Termination Benefits”): (i) an amount equal to Five Hundred Thousand Dollars ($500,000.00), which is twelve (12) months of your current base salary (this amount shall be paid in the form of salary continuation commencing sixty (60) days after termination, provided however, that the first sixty (60) days of Severance shall be paid in a lump sum on the sixty fifth (65th) day after termination); (ii) twelve (12) months of Company-paid or Company reimbursed COBRA continuation coverage to the extent that you timely elect COBRA continuation coverage; (iii) reimbursement of up to $10,000 in actual expenses you incur in conjunction with the early termination of your rental lease with respect to your current Los Angeles residence to the extent you terminate such lease and vacate the premises no later than September 15, 2021; and (iv) continued vesting of all of your outstanding and unvested Company stock options during the term of this Agreement; provided, however that such continued vesting shall immediately cease and all options then outstanding shall terminate without compensation therefor if “Cause” exists at any time as defined in your Employment Agreement; provided, however, that the term “employment” shall be deemed to include your consultancy services during the term of this Agreement.

(B)	Waiver and Release. In consideration of the Post-Termination Benefits to be provided to you pursuant to Section 2(A), you, for yourself personally and your representatives, heirs, executors, administrators, successors and assigns, fully, irrevocably and unconditionally release all known and unknown claims, promises, causes of action, or similar rights of any type that you may have (“Claims”) with respect to the Company, all current and former parents, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (the “Released Parties”). You understand that Claims released under this Release may arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines). For example, you are releasing all common law contract, tort, or other claims that you might have, as well as all claims you might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment & Retraining Notification Act (WARN Act), the Family and Medical Leave Act (FMLA), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., California Business and Professions Code Section 17200, et seq., and any applicable California Industrial Welfare Commission order. However, you are not releasing claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights to benefits under ERISA-covered employee benefit plans as applicable on the Employment Termination Date that (other than already-denied benefits), (iii) that may arise after the Employment Termination Date, (iv) for any right you have to be indemnified by the Company, or (v) that you cannot release pursuant to applicable law.

(C)	Waiver of Unknown Claims. You intend to fully waive and release all claims against the Released Parties, and therefore, you expressly understand and hereby agree that the release is intended to cover, and does cover, not only all known injuries, losses or damages, but any injuries, losses or damages that you do not now know about or anticipate, but that might later develop or be discovered, including the effects and consequences of those injuries, losses or damages. You expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(D)	No Claims. You affirm and warrant that you have not filed, initiated or caused to be filed or initiated any claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the other Released Parties.

(E)	No Assignment of Claims. You affirm and warrant that you have made no assignment of any right or interest in any claim that you may have against any of the Released Parties.

(F)	Attorneys’ Fees. Provided that you sign and return this Agreement within the time set forth in Section 1(A) above, the Company will reimburse you for up to $15,000 in reasonable attorneys’ fees that you incur as evidenced by documentary support in connection with the review and documentation of this Agreement.

3.            Post-Termination Consulting Services. You acknowledge and agree that:

(A)	You will provide to Romeo and its affiliates consulting services after your Employment Termination Date with respect to such projects solely as requested by the CFO or the successor CEO or their delegates, in their sole and absolute discretion, which will include continuing to make introductions of customers and suppliers and providing strategic guidance as to sales of the Company’s products and services and procurement of key raw materials and components that are part of the Company’s products and providing input regarding prospective customers of the Company’s joint venture with BorgWarner;

(B)	In addition to the matters identified in Section 3(A), you agree to (a) maintain existing customer and supplier relationships to the extent required to introduce employees as determined by Romeo, including multiple points of contact within and determined by Romeo and its affiliates, (b) assist in transitioning day-to-day operating responsibilities to senior managers or other executives (collectively, with the matters identified in Section 3(A), the “Consulting Services”); provided, in all such cases, you shall not perform any services not approved by the CFO or the successor CEO or their delegates;

(C)	In order to ensure alignment between you and Romeo and maximize the potential for commercial success, you and Romeo agree that you and Romeo’s CFO or successor CEO will use commercially reasonable efforts to work together to determine specific critical work packages no later than the 30th day following the Employment Termination Date.

(D)	The Consulting Services are being provided by you as an independent contractor and not as an employee of Romeo or any of its affiliates; you are not and will not be an agent of Romeo or its affiliates; and, as of the Employment Termination Date, you have had no authority to make any representation, contract, or commitment on behalf of Romeo or its affiliates or otherwise bind Romeo or any of its affiliates and will not attempt to do so;

(E)	You will have exclusive control over the means, manner, and methods by which the Consulting Services are performed, and you will provide all equipment, supplies, and materials at your own expense in performing the Consulting Services; provided, however, the Company shall reimburse you for reasonable third party documented out of pocket costs directly associated with your performance of the Consulting Services to the extent approved by the CFO in advance;

(F)	You agree that you will perform the Consulting Services to the best of your ability in a professional manner consistent with the highest industry standards and the undivided duty of loyalty you owe to Romeo and its affiliates; in accordance with the highest standard of care with regard to such Consulting Services; and in accordance with all federal, state and local laws, rules and regulations which relate to or govern the activities contemplated by this Agreement;

(G)	Your exclusive compensation for the Consulting Services shall be an hourly fee of $400 per hour, commencing on the day following the Employment Termination Date and ending on the Expiration Date, as defined in subsection (I) below, subject to a monthly minimum fee of $41,667 per month, prorated for partial months and up to an aggregate maximum of $250,000 for the initial six month term of the Consulting Services. No later than fifteen (15) days following the end of each calendar month during which you performed Consulting Services, you shall submit to the CFO a written invoice for Consulting Services rendered and expenses permitted pursuant to Section 3(E), and such written invoice shall be subject to the approval of the CFO or other designated agent of the Company. The Company will remit payment for properly submitted and approved invoices within thirty (30) days of submission.

(H)	You understand and agree that, for the period you provide Consulting Services, Romeo is not classifying you as its employee and, therefore, you and any of your employees, agents and affiliated persons and entities will not be entitled to any of the benefits or rights that Romeo or its affiliates provides to individuals they classify as employees, including such things as seniority, vacations, paid holidays, bonuses, retirement benefits, health benefits or equity-related benefits. Romeo has not offered you any such benefits or rights as an employee with respect to your Consulting Services, and you agree that the consulting fee is based on the understanding that you will not receive any benefits from Romeo or its affiliates and that you would be unjustly enriched, were you to receive any such benefits. You therefore agree not to assert any claim against Romeo or any of its affiliates or entity for or with respect to such benefits;

(I)	This Agreement is with you in your individual capacity and does not create any relationship with any entity you own in whole or part, nor does it create any obligation of Romeo or its affiliates to any individual or entity other than you.

(J)	The date on which the Consulting Services expire or are otherwise terminated is referred to as the “Expiration Date.” This Consulting Services shall automatically terminate on February 11, 2022, unless you and Romeo agree in writing prior to such date to extend the Consulting Services under the terms of this Agreement prior to such date in which case the new expiration date shall thereafter be referred to as the Expiration Date. Notwithstanding anything to the contrary contained in this Agreement, you may terminate the Consulting Services at any time on notice, and Romeo may terminate the Consulting Services at any time on notice if “Cause” exists at any time as defined in your Employment Agreement, as though you remained employed with the Company.

4.            Consideration. In consideration for your execution of this Agreement, the Company and you agree that the Company is entering into the Consulting Services arrangement described above as of your Employment Termination Date.

5.            Taxes.  You understand and agree that the Company is in no way responsible for any income and/or other tax obligations owed by you in connection with this Agreement or otherwise, if any, and including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement or for any Consulting Services, and you agree that Romeo and its affiliates have no duty to try to prevent any adverse determination made as to the tax treatment of any such payments. You agree to indemnify and hold Romeo and its affiliates harmless from all such income and/or other tax obligations.

6.            Proprietary Information. As a condition to the Company’s obligations under this Agreement, you must sign and return the attached Consultant Confidentiality and Invention Assignment Agreement attached hereto as Exhibit A along with this Agreement. Notwithstanding the foregoing, you acknowledge and agree that you remain subject to your obligations under your existing Confidential Information and Invention Assignment Agreement, dated December 21, 2016 (and any similar agreements) with respect to the Company’s confidential information and intellectual property.

7.            Non-Solicitation. You represent and warrant that, in addition to any other similar obligations to the Company, including, but not limited, to your obligations under your existing Confidential Information and Invention Assignment Agreement, dated December 21, 2016 (and any similar agreements), that you have, for a period of 12 months following the termination of this Agreement, you will not, without the Company’s express written consent, either directly or indirectly, solicit any employee, contractor, or consultant of the Company and its subsidiaries (the “Company Group”) to terminate his, her, or its relationship with the Company Group.

8.            Non-Disparagement. You, in addition to any other similar obligations to the Company that you have, shall not disparage or defame the Company Group, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders, or employees, either publicly or privately. This obligation does not apply to (i) any testimony, pleading, or sworn statements in any legal or administrative proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent you from filing a charge with a federal, state or local agency. The Company shall not publicly disparage or defame you. This obligation does not apply to (i) any testimony, pleading, or sworn statements in any legal or administrative proceeding; (ii) attorney-client or internal communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent the Company from making any press releases or making any filings with a governmental or regulatory entity (e.g., the U.S. Securities and Exchange Commission) that it reasonably determines are necessary. You understand that this obligation extends only to the official statements of the Company and its senior executives.

9.            Non-Admission. You understand and agree that this Agreement, and the consideration set forth in Section 1 and Section 2, does not constitute an admission by the Company of any wrongdoing, including, but not limited to, a violation of statute, law, or regulation, or breach of an express or implied contract. In return, the Company affirms that you are not being terminated for Cause, and that to the Company’s knowledge as of the date of this Agreement, there is no basis for termination for Cause.

10.            Notices and Representations. You represent and agree that you have read this Agreement and you knowingly and voluntarily enter into this Agreement. Furthermore, you have been informed by the Company and understand and agree as follows:

(A)	You understand the terms of this Agreement, you are signing voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

(B)	The Company would not have agreed to pay you payments or benefits in exchange for signing this Agreement but for the representations and covenants you made by signing it.

(C)	You have not suffered any job-related wrongs or injuries, such as any type of discrimination and you have no occupational diseases. You have been paid all compensation, benefits, and other amounts that the Company or any of its affiliates owed you. You have submitted a request for reimbursement for all amounts that you are entitled to receive reimbursement from the Company and its affiliates other than any final request for reimbursement you will submit in accordance with Section 1(d) of this Agreement. You understand that the Company in the future may improve employee benefits or pay. You understand that your former job may be refilled.

(D)	If initially you did not think any representation made in this Agreement was true or if initially you felt uncomfortable in making it, you have resolved all your doubts and concerns before signing this Agreement. You have carefully read this Agreement, you fully understand what it means, you are entering into it knowingly and voluntarily, and all your representations in it are true.

(E)	You acknowledge that: (i) you have been advised to consult with an attorney regarding this Agreement, including, without limitation, the release of claims in Section 2; (ii) you have carefully read and understand all of the provisions the Agreement; and (iii) you are knowingly and voluntarily waiving the Claims described in Section 2 in consideration of the Post-Termination Benefits to be provided pursuant to Section 2.

11.            Duty to Cooperate. You shall, at the reasonable request of the Company and for no additional consideration, assist the Company and cooperate in the defense and/or investigation, in which you have knowledge or can be of help, of any third party claim or any investigation or any proceeding, whether actual or threatened, including, without limitation, participating as a witness and providing truthful testimony in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body.

12.            Entire Agreement. This Agreement sets forth the entire agreement between you and the Company relating to the subject matter and supersedes any and all prior agreements, representations, or understandings of the parties with respect to the subject matter hereof to the extent any such agreement, representation, or understanding would result in any liability or obligation of the Company or any of its affiliates, except that in addition to the Consultant Confidentiality And Invention Assignment Agreement, all of your other obligations under your existing Confidential Information and Invention Assignment Agreement, dated December 21, 2016 (and any similar agreements) shall continue to apply to the extent more favorable to the Company and its affiliates, as determined in the Company’s sole discretion. You acknowledge that you have not relied on any representations, promises or agreements of any kind in connection with your decision to accept this Agreement. This Agreement may only be modified in a writing signed by both you and the Company. No waiver of any provision of this Agreement shall be binding unless in writing and signed by the waiving party. No such waiver of any provision of this Agreement shall waive of any other provision of this Agreement or constitute a continuing waiver. This Agreement may be signed in one or more counterparts or multiple originals, each of which shall be an original but all of which together shall constitute one and the same document. The parties agree that facsimile and electronic signatures have the same force and effect as original signatures.

13.            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The exchange of copies of this Agreement and signature pages by facsimile transmission, by electronic mail in portable document format (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

14.            Severability. If any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement, and the remainder of this Agreement shall be enforced as if such invalid, illegal, or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

15.            No Assignment; Successors. The Company may assign this Agreement to any successor to all or part of its assets or business without your consent. Except as specifically provided in this Agreement, no party may assign this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party’s successors, permitted assignees, heirs, executors, administrators, and legal representatives.

16.            Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

17.            Headings. The headings in this Agreement are solely for the convenience of reference and shall not affect its meaning or interpretation.

18.            Governing Law/Interpretation; Venue.  This Agreement shall be deemed to have been made within the State of California, and, to the extent federal law does not apply, shall be interpreted and construed and enforced in accordance with the internal laws (and not the conflicts of law rules) of such State and before the state or federal courts of competent jurisdiction in such State.  The parties expressly consent to personal jurisdiction and venue in the state and federal courts for the county of Los Angeles, California, for any lawsuit filed there against one party against the other arising from or related to this Agreement; provided, however, that you acknowledge and agree that Section 11 of the Employment Agreement applies with respect to an action related to your employment or consulting arrangement with the Company or termination thereof. In the event of a dispute between the parties, the prevailing party shall be entitled to reimbursement of reasonable out of pocket expenses, including attorneys’ fees and costs.

19.            Effect of Void Provision. Should any provisions of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to become legal and enforceable, such provision will immediately become null and void, leaving the remainder of this Agreement valid and enforceable, in full force and effect, unless the other party to this Agreement elects to cancel it.

20.            Survivability. The provisions of Sections 5 through 20 shall survive the termination or expiration of this Agreement.

Sincerely,

Romeo Power, Inc.

By:	/s/ Kerry A. Shiba
Kerry A. Shiba

Its:	Chief Financial Officer

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Agreement.

Agreed to and accepted this 5th day of August, 2021.

/s/ Lionel Selwood, Jr.
Lionel Selwood, Jr.